Exhibit 3.1

Document processing fee
If document is filed on paper $125.00
If document is filed electronically **$ 25.00**
Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.

E-Filed

Colorado Secretary of State
Date and Time: 07/22/2008 03:10 PM
ID Number: 19961043572

Document number: 20081390017
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 19961043572

1. Entity name: CHAY ENTERPRISES, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
   - ☐ "bank" or "trust" or any derivative thereof
   - ☐ "credit union" ☐ "savings and loan"
   - ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: 07/31/2008 10:00 AM *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

AMD_PC Page 1 of 2 Rev. 11/15/2005

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Tauger	Michael	J.	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

5445 DTC Parkway
(Street name and number or Post Office information)
Suite 520

Greenwood Village	CO	80111
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD_PC Page 2 of 2 Rev. 11/15/2005

ATTACHMENT TO

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF CHAY ENTERPRISES, INC.

2. The following is an attachment to the Articles of Amendment to the Articles of Incorporation of Chay Enterprises, Inc.

a.

The Corporation’s Articles of Incorporation are amended by amending the first sentence of Article THIRD (a) to read as follows:

“(a)  The aggregate number of common shares which the corporation shall have authority to issue is 100,000,000 shares of Common Stock.”

b.

The Corporation’s Articles of Incorporation are amended by adding the following Article THIRD (e) to read as follows:

“(e) Simultaneously with the effective date of these Articles of Amendment (the “Effective Date”) all issued and outstanding shares of Common Stock, no par value (“Existing Common Stock”) shall be and hereby are automatically combined and reclassified (the “Reverse Split”), such that each three and one half (3.5) shares of Existing Common Stock shall be combined and reclassified (the “Reverse Split”) as one (1) share of issued and outstanding Common Stock, no par value (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Split. Any fractional share resulting from such change shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent bargained for consideration.

The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock upon request of a shareholder. From and after the Effective Date, certificates representing shares of Existing Common Stock shall represent that number of shares of New Common Stock resulting from the Reverse Split. From and after the Effective Date, the term “New Common Stock” as used in this amendment shall mean Common Stock as provided in the Articles of Incorporation.”